EXHIBIT 99.1

INmune Bio Presenting Poster at the Neuroimmunology Drug Development Summit

LA JOLLA, Calif., April 17, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that Christopher Barnum, Ph.D., Director of Neuroscience and Translational Medicine, will be presenting a poster at the Neuroimmunology Drug Development Summit in Boston on April 17. The poster will address the Phase 1b trial on the company’s drug candidate XPro1595 for patients with mild to moderate Alzheimer’s disease.

”Because of our focus on neuroinflammation as a cause of neurologic disease, we have designed a Phase 1 trial that measures traditional and novel biomarkers of inflammation as a first step in our Alzheimer’s disease program,” said Dr. Barnum. “We are looking forward to sharing our ideas with the neurology drug development experts at the conference.”

The poster presentation is titled “Phase 1b open-label, biomarker-directed study of the brain penetrant, soluble selective inhibitor of soluble tumor necrosis factor (TNF) XPro1595 in patients with mild to moderate Alzheimer’s disease.” XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. The poster describes the clinical trial, addressing the inclusion criteria, biomarker strategy and end-points, as well as the way XPro1595 targets soluble TNF.

The Neuroimmunology Drug Development Summit brings together neuroimmunology and neuroinflammation experts from the field’s most active and innovative pharmaceutical and biotech companies.

About XPro1595 XPro2595 is a novel biologic DN-TNF therapy that targets soluble tumor necrosis factor (TNF) without affecting transmembrane TNF.  XPro1595 is entering a biomarker-directed Phase 1 clinical trial in patients with mild-to-moderate Alzheimer’s disease who have neuroinflammation.  The trial is supported by a $1 million Part-the-Cloud grant from the Alzheimer’s Association.

About INmune Bio, Inc. INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

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